Exhibit 99.1
Ocera Reports Third Quarter 2014 Financial Results
Conference Call Today at 4:30 p.m. ET

PALO ALTO, Calif., November 13, 2014 -- Ocera Therapeutics, Inc. (NASDAQ: OCRX), a clinical stage biopharmaceutical company focused on acute and chronic orphan liver diseases, today announced recent business highlights and reported financial results for the quarter ended September 30, 2014.

“In the third quarter, Ocera made meaningful progress on a number of fronts, including strong additions to our leadership team, the bolstering of our balance sheet, and continued progress of our STOP-HE study,” said Linda Grais, M.D., chief executive officer of Ocera. “Enrollment of hospitalized patients with acute hepatic encephalopathy (HE) continued in the U.S. while we began activating sites in Europe. We believe we are well positioned to achieve a number of significant milestones in the coming year, bringing us closer to achieving our mission of helping people with acute and chronic orphan liver diseases, for whom treatment options are limited.”

Recent Business Highlights

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Ocera continued to enroll patients at U.S. sites and began activating sites in Europe in its “STOP-HE” Phase 2b study of OCR-002, or ornithine phenlyacetate. STOP-HE is a placebo-controlled, double-blind trial evaluating the efficacy, safety and pharmacokinetics of intravenously-administered OCR-002 in reducing the severity of hepatic encephalopathy symptoms in hospitalized patients with liver cirrhosis and an acute episode of hepatic encephalopathy. Ocera expects to complete enrollment in mid-2015. This expectation is based on a projection of enrollment in Europe that is comparable to what has been experienced in the U.S. to date.

•	Enrollment was completed in a Phase 2a investigator-sponsored study in Spain evaluating the effect of OCR-002 on ammonia levels in patients with cirrhosis and upper gastrointestinal bleeding.

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Ocera raised $25.2 million in gross proceeds in a public offering of 4.2 million shares of its common stock at $6.00 per share. Ocera intends to use these proceeds to continue clinical development of OCR-002 and for working capital and other general corporate purposes.

•	Ocera appointed Rajiv Patni, M.D. as chief development officer and appointed Steven James to the Board of Directors as lead independent director.

Ocera Third Quarter 2014 Financial Results

On July 15, 2013, Ocera Therapeutics, Inc., a private company (Private Ocera), consummated a reverse merger with Tranzyme, Inc. (Tranzyme). The resulting public entity became Ocera Therapeutics, Inc. (Ocera). As Private Ocera was the accounting acquirer, Ocera’s financial statements with respect to periods prior to the closing of the merger reflect only the financial statements of Private Ocera.

Upon the restructuring of Tranzyme Pharma Inc. and disposal of related assets, the operations and cash flows of this component were eliminated from ongoing operations of Ocera. As a result, Ocera has classified the results of operations of Tranzyme Pharma Inc., related restructuring costs, assets and liabilities as discontinued operations.

•	As of September 30, 2014, Ocera had cash, cash equivalents and investments of $55.6 million.

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Net loss for the three and nine months ended September 30, 2014 was $6.6 million and $17.9 million, respectively. Net loss for the three and nine months ended September 30, 2013 was $7.4 million and $10.2 million, respectively. Basic and diluted net loss per share for the three and nine months ended September 30, 2014 was $0.34 and $1.07, respectively. Basic and diluted net loss per share for the three and nine months ended September 30, 2013 was $0.77 and $2.77, respectively.

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Revenue for three and nine months ended September 30, 2014 was $0.2 million and $0.3 million, respectively. Revenue for each of the three and nine months ended September 30, 2013 was $33,000. Revenue in all periods consisted of royalty revenue generated from a license agreement acquired in the merger with Tranzyme in July 2013. In addition, the revenue in the 2014 periods consisted of license revenue generated from an asset acquired in the merger.

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Research and development (R&D) expense for three months ended September 30, 2014 was $4.2 million, compared to $1.4 million for the same period in 2013. R&D expense for the nine months ended September 30, 2014 was $11.5 million, compared to $1.8 million for the same period in 2013. The increase in R&D expense for both periods was due primarily to costs associated with Ocera’s clinical development of OCR-002, as well as increases in personnel-related and stock-based compensation expense.

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General and administrative (G&A) expense for three months ended September 30, 2014 was $2.7 million, compared to $3.0 million for the same period in 2013. G&A expense for the nine months ended September 30, 2014 was $7.8 million, compared to $5.2 million for the same period in 2013. The decrease in G&A expense for the three month period was due primarily to a decrease in personnel-related costs associated with severance payments issued in the third quarter of 2013, partially offset by an increase in stock-based compensation expense. The increase in G&A expense for the nine-month period was due primarily to an increase in stock-based compensation expense and legal and accounting fees.

Financial Guidance

Ocera revised its guidance on net use of cash for 2014 to approximately $25.0 million from approximately $30.0 million, driven by lower than expected clinical development costs. Ocera expects that it has sufficient cash to fund its operations through the end of 2016 based on its current operating plan.

Conference Call

Ocera will host a conference call at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today to discuss its financial results and provide an update on its business. To access the conference call via the Internet, go to http://ir.ocerainc.com/. To access the live conference call via phone, dial 877-317-6789. International callers may access the live call by dialing 412-317-6789. The reference name to enter the call is “Ocera Therapeutics, Inc.”.

The replay of the conference call may be accessed later today after 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) via the Internet, at http://ir.ocerainc.com/, or via phone at 877-344-7529 for domestic callers, or 412-317-0088 for international callers. The replay will be available for approximately one month. The reference number to enter the replay of the call is 10055523.

About Ocera
Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate). OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy in patients with acute liver failure and acute-on-chronic liver disease. For additional information, please see www.ocerainc.com.

Forward-Looking Statements
This press release contains "forward-looking" statements, including, without limitation, all statements related to the OCR-002 clinical development program, including but not limited to the potential benefits of OCR-002 to help people with acute and chronic orphan liver diseases, expected timing of the completion of enrollment of its “STOP-HE” study and other developmental milestones, as well as expected use of proceeds from its public offering in July 2014 and cash projections. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believe," "expected," "hope," "plan," "potential," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera's current expectations. Forward-looking statements involve risks and uncertainties and Ocera's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading "Risk Factors" in Ocera's Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.
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Ocera Therapeutics, Inc.
Condensed Consolidated Statement of Operations
(Unaudited, in thousands, except per share data)

	Three-Months Ended September 30,		Nine-Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Licensing revenue	$200	$—	$200	$—
Royalty revenue	33	33	111	33
Total revenue	233	33	311	33
Operating expenses:
Research and development	4,189	1,351	11,481	1,785
General and administrative	2,682	2,990	7,836	5,213
Amortization of intangibles	41	172	123	172
Impairment of intangibles	—	1,576	—	1,576
Total operating expenses	6,912	6,089	19,440	8,746
Loss from operations	(6,679)	(6,056)	(19,129)	(8,713)
Net interest income (expense)	18	(12)	43	(185)
Change in fair value of warrant liability	—	3	—	15
Net loss from continuing operations	(6,661)	(6,065)	(19,086)	(8,883)
Net income from discontinued operations	58	(1,337)	1,195	(1,337)
Net loss	$(6,603)	$(7,402)	$(17,891)	$(10,220)

Net loss per share from continuing operations- basic and diluted	$(0.34)	$(0.63)	$(1.14)	$(2.41)
Net income (loss) per share from discontinued operations- basic and diluted	—	(0.14)	0.07	(0.36)
Net loss per share-basic and diluted	$(0.34)	$(0.77)	$(1.07)	$(2.77)
Shares used to compute net loss per share-basic and diluted	19,330,888	9,669,320	16,778,047	3,683,156

Ocera Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	September 30,	December 31,
	2014	2013

Cash, cash equivalents and investments	$55,630	$47,213
Working capital	53,423	42,605
Total assets	57,687	51,820
Accumulated deficit	(99,377)	(81,486)
Total stockholders' equity	$54,715	$45,132

Susan Sharpe
Ocera Therapeutics, Inc.
Contact@ocerainc.com
919-328-1109